Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2019 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 1, 2018 – The Madison Square Garden Company (NYSE: MSG) today reported financial results for the first quarter ended September 30, 2018.

Effective July 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), the new accounting standard for revenue recognition. The most significant impact of ASC Topic 606 in fiscal 2019 is a change in the timing of when certain Company revenue streams are recognized during the fiscal year. Prior period results have not been restated to reflect the adoption of ASC Topic 606 and, therefore, the Company’s consolidated and segment results for the fiscal 2019 first quarter are not directly comparable to the results for the first quarter of fiscal 2018.

On a reported basis, for the fiscal 2019 first quarter, the Company generated revenues of $218.1 million, operating loss of $50.8 million and adjusted operating loss of $9.9 million.(1)(2)

Excluding the impact of ASC Topic 606, fiscal 2019 first quarter revenues would have been $258.4 million, an increase of 5% as compared with the prior year period. In addition, fiscal 2019 first quarter operating loss would have been $15.3 million, an increase of 5%, and adjusted operating income would have been $25.6 million, a decrease of 15%, both as compared to the prior year period.(3)

Executive Chairman and CEO Jim Dolan said, “For fiscal 2019, we are focused on delivering another year of solid operational performance, while we continue to move forward with our Company’s next chapter, our MSG Sphere initiative. At the same time, we are making important progress on our proposed plans to separate our sports and entertainment businesses – a transaction we believe would position both new companies for long-term growth and value creation.”

Results from Operations

Segment results for the quarters ended September 30, 2018 and 2017 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q1 2019	F’Q1 2018	% Change	F’Q1 2019	F’Q1 2018	% Change	F’Q1 2019	F’Q1 2018	% Change

MSG Entertainment	$163.0	$164.3	(1)%	$1.7	$10.2	(83)%	$9.0	$18.2	(50)%
MSG Sports	55.4	80.9	(32)%	(4.1)	20.3	NM	0.6	26.5	(98)%
Corporate and Other (4)	(0.2)	—	NM	(43.4)	(39.6)	(9)%	(19.5)	(14.5)	(34)%
Purchase accounting adjustments	—	—	NM	(5.0)	(5.4)	7%	—	—	NM

Total Company	$218.1	$245.2	(11)%	$(50.8)	$(14.5)	NM	$(9.9)	$30.1	NM

Note: Does not foot due to rounding

(1)	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)

Fiscal 2018 first quarter operating results did not include Obscura Digital, which the Company acquired on November 20, 2017. Accordingly, the Company’s results for fiscal 2019 are not directly comparable to fiscal 2018 results. In addition, the Company records TAO Group’s operating results in its consolidated statements of operations on a three-month lag basis.

(3)	See page 7 of this earnings release for a reconciliation of adjusted operating income (loss) to adjusted operating income (loss) excluding the impact of ASC Topic 606.
(4)

Corporate and Other primarily consists of unallocated corporate general and administrative costs (including costs associated with business development initiatives) and unallocated venue-related depreciation and amortization expense, as well as inter-segment eliminations.

MSG Entertainment

For the fiscal 2019 first quarter, MSG Entertainment revenues of $163.0 million decreased 1%, as compared to the prior year period. This primarily reflects lower overall event-related revenues at the Company’s venues and, to a lesser extent, lower suite rental fee revenue, both of which include the impact of ASC Topic 606. These decreases were offset by the inclusion of results for Obscura Digital, higher sponsorship and signage revenues and increased TAO Group revenue.

Fiscal 2019 first quarter operating income of $1.7 million decreased $8.4 million and adjusted operating income of $9.0 million decreased $9.2 million, both as compared to the prior year period. The decrease in operating income and adjusted operating income primarily reflects higher selling, general and administrative expenses and, to a lesser extent, higher direct operating expenses and lower revenues. The increase in selling, general and administrative expenses was primarily due to the inclusion of Obscura Digital results, as well as higher expenses at TAO Group, mainly a result of increases in employee compensation and related benefits and pre-opening costs associated with new TAO Group venues. The increase in direct operating expenses reflects the inclusion of Obscura Digital results, higher expenses at TAO Group, increased venue operating costs and other net cost increases, offset by a decrease in overall event-related expenses at the Company’s venues.

Excluding the impact of ASC Topic 606, fiscal 2019 first quarter MSG Entertainment revenues would have been $168.0 million, an increase of 2% as compared to the prior year period. In addition, fiscal 2019 first quarter operating income would have been $2.0 million, a decrease of $8.1 million, and adjusted operating income would have been $9.4 million, a decrease of $8.9 million, both as compared to the prior year period.

MSG Sports

For the fiscal 2019 first quarter, MSG Sports revenues of $55.4 million decreased 32%, as compared to the prior year period. This was primarily due to the impact of ASC Topic 606, which impacted the timing of local media rights revenue from MSG Networks Inc. as well as suite rental fee revenue, both as compared to the prior year period. The decreases in these revenues more than offset an increase in revenues from league distributions.

First quarter operating loss of $4.1 million increased by $24.5 million and adjusted operating income of $0.6 million decreased by $25.9 million, both as compared to the prior year period. This reflects the decrease in revenues, which was primarily due to the impact of ASC Topic 606 as described above, and, to a lesser extent, an increase in selling, general and administrative expenses, partially offset by a decrease in direct operating expenses. The increase in selling, general and administrative expenses primarily reflects higher employee compensation and related benefits, offset by lower advertising and marketing expenses and lower professional fees. The decrease in direct operating expenses primarily reflects lower professional sports teams’ pre/regular season expenses associated with food, beverage and merchandise sales and lower net provisions for certain team personnel transactions.

Excluding the impact of ASC Topic 606, fiscal 2019 first quarter MSG Sports revenues would have been $90.6 million, an increase of 12% as compared to the prior year period. In addition, fiscal 2019 first quarter operating income would have been $31.1 million, an increase of $10.7 million, and adjusted operating income would have been $35.8 million, an increase of $9.3 million, both as compared to the prior year period.

Corporate and Other

For the fiscal 2019 first quarter, Corporate and Other’s operating loss of $43.4 million and adjusted operating loss of $19.5 million increased by 9% and 34%, respectively, both as compared with the prior year period. These increases are primarily a result of expenses related to the proposed spin-off transaction.

Purchase Accounting Adjustments

For the fiscal 2019 first quarter as compared to the prior year period, operating expenses related to purchase accounting adjustments of $5.0 million decreased $0.4 million.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, The Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. Other MSG properties include legendary sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, MSG’s NBA 2K League franchise. In addition, the Company features the popular original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is TAO Group, a world-class hospitality group with globally-recognized entertainment dining and nightlife brands: Tao, Marquee, Lavo, Avenue, The Stanton Social, Beauty & Essex and Vandal. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. Effective July 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), the new accounting standard for revenue recognition. The most significant impact of ASC Topic 606 is a change in the timing of when certain revenue is recognized during the fiscal year. During fiscal year 2019, while we are presenting transition disclosures related to ASC Topic 606, we also present adjusted operating income (loss) excluding the impact of ASC Topic 606.

We believe adjusted operating income (loss) including and excluding the impact of ASC Topic 606 are appropriate measures for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators, including, during fiscal year 2019, evaluating management’s performance with reference to adjusted operating income (loss) excluding the impact of ASC Topic 606. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release. For a reconciliation of adjusted operating income (loss) to adjusted operating income (loss) excluding the impact of ASC Topic 606, please see page 7 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Chief Communications Officer The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 3187618

Conference call replay number is 855-859-2056 / Conference ID Number 3187618 until November 8, 2018

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Revenues	$218,135	$245,215
Direct operating expenses	123,909	123,480
Selling, general and administrative expenses	115,321	105,684
Depreciation and amortization	29,690	30,546

Operating loss	(50,785)	(14,495)
Other income (expense):
Earnings in equity method investments	10,525	4,725
Interest income	7,174	4,386
Interest expense	(4,033)	(3,711)
Miscellaneous income (expense)	3,767	(1,010)

Loss from operations before income taxes	(33,352)	(10,105)
Income tax expense	(696)	(762)

Net loss	(34,048)	(10,867)
Less: Net income (loss) attributable to redeemable noncontrolling interests	(513)	900
Less: Net loss attributable to nonredeemable noncontrolling interests	(1,323)	(660)

Net loss attributable to The Madison Square Garden Company’s stockholders	$(32,212)	$(11,107)

Basic and diluted loss per common share attributable to The Madison Square Garden Company’s stockholders	$(1.36)	$(0.47)
Basic and diluted weighted-average number of common shares outstanding	23,708	23,567

In the first quarter of fiscal 2019, the Company adopted ASU No. 2017-07. The adoption of this standard resulted in the non-service cost components of net periodic benefit cost to be presented separately in the income statement from the service cost component and the non-service cost components to no longer be included in the subtotal for operating income. As this standard was applied retrospectively, the Company reclassified $0.3 million and $0.8 million of net periodic benefit cost from direct operating expenses and selling, general and administrative expenses, respectively, to miscellaneous expense within other income (expense) in the accompanying consolidated statements of operations for the three months ended September 30, 2017. Furthermore, all prior period amounts presented throughout this release reflect reclassifications made as a result of the adoption of ASU No. 2017-07.

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended September 30,
	2018	2017
Operating loss	$(50,785)	$(14,495)
Share-based compensation	10,189	12,904
Depreciation and amortization (1)	29,690	30,546
Other purchase accounting adjustments	1,013	1,191

Adjusted operating income (loss)	$(9,893)	$30,146

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended September 30,
	2018	2017	% Change
MSG Entertainment	$162,953	$164,281	(1)%
MSG Sports	55,352	80,934	(32)%
Inter-segment eliminations	(170)	—	NM
Purchase accounting adjustments	—	—	NM

The Madison Square Garden Company Total	$218,135	$245,215	(11)%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended September 30,			Three Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
MSG Entertainment	$1,717	$10,165	(83)%	$9,040	$18,227	(50)%
MSG Sports	(4,126)	20,324	NM	588	26,466	(98)%
Corporate and Other	(43,367)	(39,614)	(9)%	(19,521)	(14,547)	(34)%
Purchase accounting adjustments	(5,009)	(5,370)	7%	—	—	NM

The Madison Square Garden Company Total	$(50,785)	$(14,495)	NM	$(9,893)	$30,146	NM

THE MADISON SQUARE GARDEN COMPANY

IMPACT FROM ADOPTION OF ASC TOPIC 606

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017, As Reported
	As Reported under ASC Topic 606	Impact from the adoption of ASC Topic 606	Amounts without adoption of ASC Topic 606
MSG Entertainment:
Revenues	$162,953	$5,019	$167,972	$164,281

Operating income	1,717	324	2,041	10,165
Share-based compensation expense	2,841	—	2,841	3,901
Depreciation and amortization	4,482	—	4,482	4,161

Adjusted operating income	$9,040	$324	$9,364	$18,227

MSG Sports:
Revenues	$55,352	$35,279	$90,631	$80,934

Operating income (loss)	(4,126)	35,193	31,067	20,324
Share-based compensation expense	2,772	—	2,772	4,236
Depreciation and amortization	1,942	—	1,942	1,906

Adjusted operating income	$588	$35,193	$35,781	$26,466

The Madison Square Garden Company Total:
Revenues	$218,135	$40,298	$258,433	$245,215

Operating loss	(50,785)	35,517	(15,268)	(14,495)
Share-based compensation expense	10,189	—	10,189	12,904
Depreciation and amortization	29,690	—	29,690	30,546
Other purchase accounting adjustments	1,013	—	1,013	1,191

Adjusted operating income (loss)	$(9,893)	$35,517	$25,624	$30,146

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30, 2018	June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,068,883	$1,225,638
Restricted cash	32,330	30,982
Accounts receivable, net	123,821	100,725
Net related party receivables	1,602	567
Prepaid expenses	58,588	28,761
Other current assets	50,232	28,996

Total current assets	1,335,456	1,415,669
Investments and loans to nonconsolidated affiliates	265,525	209,951
Property and equipment, net of accumulated depreciation and amortization of $736,806 and $713,357 as of September 30, 2018 and June 30, 2018, respectively	1,269,685	1,253,671
Amortizable intangible assets, net	237,975	243,806
Indefinite-lived intangible assets	175,985	175,985
Goodwill	392,513	392,513
Other assets	51,150	44,578

Total assets	$3,728,289	$3,736,173

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$31,530	$28,939
Net related party payables, current	2,921	13,675
Current portion of long-term debt, net of deferred financing costs	2,219	4,365
Accrued liabilities:
Employee related costs	68,994	123,992
Other accrued liabilities	178,854	180,272
Collections due to promoters	78,427	89,513
Deferred revenue	413,184	324,749

Total current liabilities	776,129	765,505
Related party payables, noncurrent	172	—
Long-term debt, net of deferred financing costs	100,882	101,335
Defined benefit and other postretirement obligations	38,639	49,240
Other employee related costs	52,072	53,501
Deferred tax liabilities, net	79,651	78,968
Other liabilities	55,076	56,905

Total liabilities	1,102,621	1,105,454

Commitments and contingencies
Redeemable noncontrolling interests	75,912	76,684
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,222 and 19,136 shares outstanding as of September 30, 2018 and June 30, 2018, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2018 and June 30, 2018	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2018 and June 30, 2018	—	—
Additional paid-in capital	2,795,544	2,817,873
Treasury stock, at cost, 1,226 and 1,312 shares as of September 30, 2018 and June 30, 2018, respectively	(208,975)	(223,662)
Accumulated deficit	(14,636)	(11,059)
Accumulated other comprehensive loss	(41,972)	(46,918)

Total The Madison Square Garden Company stockholders’ equity	2,530,210	2,536,483
Nonredeemable noncontrolling interests	19,546	17,552

Total equity	2,549,756	2,554,035

Total liabilities, redeemable noncontrolling interests and equity	$3,728,289	$3,736,173

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Net cash used in operating activities	$(44,672)	$(32,100)
Net cash used in investing activities	(94,503)	(26,520)
Net cash used in financing activities	(16,632)	(15,292)
Effect of exchange rates on cash, cash equivalents and restricted cash	400	—

Net decrease in cash, cash equivalents and restricted cash	(155,407)	(73,912)
Cash, cash equivalents and restricted cash at beginning of period	1,256,620	1,272,114

Cash, cash equivalents and restricted cash at end of period	$1,101,213	$1,198,202